Exhibit 99.1

FOR:	BIO-REFERENCE LABORATORIES, INC.

CONTACT:	Tara Mackay
Investor Relations Coordinator
(201) 791-2600
(201) 791-1941 (fax)
tmackay@bioreference.com

BIO-REFERENCE LABORATORIES, INC. ANNOUNCES EARNINGS WILL BE REPORTED ON FEBRUARY 28, 2013, WILL REFLECT CHANGE IN PRESENTATION OF REVENUES AND BAD DEBT TO COMPLY WITH ACCOUNTING STANDARDS UPDATE TOPIC 954; NO EFFECT ON NET INCOME OR EPS FROM UPDATE IMPLEMENTATION

- - -

COMPANY REAFFRIMS GUIDANCE FOR THE FISCAL YEAR 2013

ELMWOOD PARK, NJ (February 25, 2013) Bio-Reference Laboratories, Inc. (NASDAQ: BRLI) announced today that it adopted Accounting Standards Update 2011-07 (the “Update”) for Health Care Entities (Topic 954 of FASB Codification) effective November 1, 2012.  This is the first fiscal quarter in which this is applicable to the Company and will be implemented on a going-forward basis (although it will be applied to all periods presented for comparison purposes initially).  The Update requires certain healthcare entities such as the Company to present the provision for doubtful accounts relating to patient service revenue (currently classified as a portion of Bad Debt) as a deduction from patient service revenue in the statement of operations rather than as an operating expense.  As a result, there will be an equal offset reducing Net Revenue and Bad Debt Expense. This will affect Gross Profit, Net Revenue, Bad Debt Expense and Days Sales Outstanding (DSO) but will not affect any other financial metrics, such as Operating Income, EPS, Net Income, Cash Flow, or Net Accounts Receivable (except as a percentage of Revenue).  The Company will provide comparative analysis reflecting the Update’s impact on Patient Service Revenues and its associated Bad Debt Expense in the Company’s earnings announcement, which will take place before the market open on February 28, 2013.  This will allow the public to more clearly identify the change.

Marc D. Grodman, MD, CEO, commented: “Although we are comfortable with the accounting method we have been using for the last 20 years since our follow-on offering in 1993, BioReference welcomes the reclassification of doubtful accounts pursuant to the Update because it enables the investing public to more easily compare our results of operations with similar companies.  Overall, the adoption of this standard has no net impact on our financial position, results of operations or cash flows.   When adjusted for this Update, we still have 19 years of 20% compound annual growth in Net Revenue; there is no change to our Net Income, Operating Income or EPS.  This is simply a reduction in Net Revenue that is offset by a reduction to Bad Debt Expense categories. Based on our analysis of each quarter in fiscal year 2012, the reduction in Net Revenues was approximately 7% with a Bad Debt expense as a percentage of Net Revenues between 6.5%-7.5%.”

Dr. Grodman further noted: “On our Q4FY12 earnings report and conference call we indicated that we expected the effect of Hurricane Sandy in Q1FY13 to be between $.03 and $.05 per share.  We have now calculated that effect to be $.03 per share.  We also gave guidance on that call for the entire 2013 Fiscal Year that we believe that we will increase net revenues by greater than 15% and that we will grow net income by around 20%.  We affirm that guidance for the entire year as well as for Q1FY13 despite the effects of Hurricane Sandy.  We will report our Q1FY13 earnings later this week on February 28th.”

The Company’s Q1FY13 earnings release will take place before the market open on February 28, 2013.  It will be followed by a conference call to take place the same morning, February 28, 2013 at 10:30 a.m. Eastern Standard Time.  The live audio Web cast will be available at the Company’s corporate Web site, www.bioreference.com and through www.streetevents.com.  To listen to the call please go to either Web site ten minutes before the conference call is scheduled to begin. You will need to register as well as download and install any necessary audio software. The Web cast will be archived, on both Web sites, for 30 days following the call.

About BioReference Laboratories, Inc.

BRLI is a clinical testing laboratory offering testing, information and related services to physician offices, clinics, hospitals, employers and governmental units.  We believe that we are the fourth largest full-service laboratory in the United States and the largest independent regional laboratory in the Northeastern market.  BRLI offers a comprehensive list of laboratory testing services utilized by healthcare providers in the detection, diagnosis, evaluation, monitoring and treatment of diseases.  BRLI primarily focuses on esoteric testing, molecular diagnostics, anatomical pathology, women’s health and correctional health care.

# # #

Statements included in this release that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements”. Statements looking forward in time are included in this release pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein.

www.bioreference.com